                                                                                EXHIBIT 12

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      Computation of Ratio of Earnings to Fixed Charges
                                    (Millions of Dollars)


                                               Years Ended December 31,

                                                              1998           1997        1996           1995        1994
Fixed Charges:
Interest on indebtedness                                    $      204    $       191   $      217    $       244   $      275
Interest capitalized                                                13             11           16             16           19
One-third of rents*                                                 84             87           87             88          101

Total Fixed Charges                                         $      301    $       289   $      320    $       348   $      395

Earnings:
Income (loss) before income taxes
and minority interests                                      $    1,963    $     1,736   $    1,501    $     1,344   $    1,076

Fixed charges per above                                            301            289          320            348          395
Less: interest capitalized                                         (13)           (11)         (16)           (16)         (19)
                                                                   288            278          304            332          376

Amortization of interest capitalized                                34             37           38             41           43

Total Earnings                                              $    2,285    $     2,051   $    1,843    $     1,717   $    1,495

Ratio of Earnings to Fixed Charges                                7.59           7.10         5.76           4.93         3.78



               * Reasonable approximation of the interest factor.

